FOR IMMEDIATE RELEASE
A. SCHULMAN REPORTS RECORD SALES FOR FISCAL 2006 SECOND QUARTER AND
SIX-MONTH PERIOD
AKRON, Ohio — April 5, 2006 — A. Schulman Inc. (Nasdaq: SHLM) announced today that sales for the fiscal quarter ended February 28, 2006 were a new second-quarter record for the Company. Sales were $371.2 million, a 6% increase over last year’s second-quarter record sales of $350 million. Tonnage was up 8.2% and higher prices and changes in product mix increased sales by 4.3%. The translation effect of foreign currencies, primarily the euro, reduced sales by $22.9 million or 6.5%.
Net income for the second fiscal quarter was $3.9 million or $0.12 per diluted share compared with $11.2 million or $0.36 per diluted share reported for the comparable quarter last year. The 2006 quarter included $5.0 million in charges from the extinguishment of debt, an $827,000 reduction in the first-quarter tax charge due to a decrease in dividends to be repatriated from Europe, and $600,000 of after-tax income for the cancellation by suppliers of certain distribution agreements in Europe. The translation effect of foreign currencies reduced net income by $1,348,000 or $0.04 per share. The quarter also included charges of $852,000 or $0.02 per share related to the adoption of SFAS 123R which requires recognition of expense for stock-based compensation. Last year’s second fiscal quarter included $4,370,000 or $0.14 per share of tax benefits for tax reserves no longer required due to changes in Mexican tax law and a favorable settlement of a tax claim in Canada.
Net sales for the six months ended February 28, 2006 were $767.7 million, also a new record, up $54.6 million or 7.7% from the prior-year six-month period. Tonnage accounted for 6.5% of the increase, while price and mix contributed an additional 5.9%, but the translation effect of foreign currencies reduced sales by 4.7% or $33.6 million.
Net income for the six months ended February 28, 2006 was $16.2 million or $0.52 per diluted share compared with $18.2 million or $0.59 per share in the same period last year. Net income for the six months included $5.0 million in charges from the extinguishment of debt, a tax charge of $2.2 million related to the repatriation of dividends from Europe, and $600,000 of after-tax income for the cancellation by suppliers of certain distribution agreements in Europe. Net income for the fiscal 2006 six-month period was reduced by $2.1 million or $0.07 per share due to the translation effect of foreign currencies, primarily the euro. The six months also included $2.6 million or $0.08 per share of charges related to the adoption of SFAS 123R which requires companies to expense stock-based compensation. Net income for last year’s comparable period included $4.4 million or $0.14 per share in Mexican and Canadian tax benefits from reserves no longer required.
“Despite historically high cost pressures due to energy prices, the gross profit margin of 14.4% for the 2006 six-month period was up slightly from last year’s margin of 14.2%,” said Terry L. Haines, president and chief executive officer. “Earnings in our North American operations were in line with our expectations and better than 2005 for the six-month period.”
3550 WEST MARKET STREET • AKRON, OH 44333 U.S.A. • TELEPHONE 330/666-3751

During the quarter, A. Schulman completed a $350 million financing arrangement with several banks and certain institutions. The Company prepaid its $50 million of senior notes and incurred $5 million of costs relative to the extinguishment of this debt. These costs were incurred so the senior notes could be terminated, an action necessary to complete the new $350 million financing arrangement. In addition, during the quarter, the Company reduced its planned repatriation of funds from Europe to $142 million from $180 million due to several legal and tax issues.
The funds from Europe and the new financing arrangement will provide the cash necessary for A. Schulman’s planned repurchase of 8,750,000 shares. This repurchase is covered by the Company’s modified Dutch auction self-tender offer which was initiated on March 1, 2006 at a price of $21 to $24 per share. This offer, which has been extended, will close on April 11, 2006.
Pre-tax income was $8.7 million for the fiscal 2006 second quarter, a reduction of $4.2 million from the prior-year quarter. The major reason for the decline was $5.0 million of charges from costs incurred in connection with the extinguishment of debt. Gross margin for the quarter increased to $50.6 million or 13.6% of net sales from $47.3 million or 13.5% of net sales a year ago.
Pre-tax income for the first six months of fiscal 2006 increased by $5.1 million to $31.6 million from $26.5 million a year ago, despite the $5.0 million cost from the extinguishment of debt. Gross profit for the six-month period increased to $110.6 million or 14.4% of sales from $100.9 million or 14.2% of sales a year ago. In addition, selling, general and administrative expenses were flat with the prior-year period excluding the effect of SFAS 123R.
European and Asian Operations
Sales in A. Schulman’s European operations, including Asia, were $255.5 million for the quarter, up $9.1 million or 3.7% over the comparable quarter last year, and $526.6 million for the six-month period, up $24.6 million or 4.9% from the year-ago period. Tonnage was up 14.2% for the quarter and 10.6% for the six-month period, but the translation effect of currencies reduced sales by $24.6 million or 10.0% for the quarter and $37.2 million or 7.4% for the six-month period, primarily due to the weakness in the euro.
Gross profit for the quarter increased $2.0 million on the $9.1 million sales increase. The impact on sales from mix and price was slightly unfavorable, but the gross margin increased to 14.7% from 14.4% a year earlier due to good capacity utilization rates and strong volume. For the 2006 six-month period, gross profit increased by $3.3 million although the gross profit margin rate declined slightly to 15.2% from 15.3%.
Operating income for the quarter increased to $17.8 million from $15.3 million last year. Operating income included $840,000 of pre-tax income from the cancellation by suppliers of certain distribution arrangements in Europe. The higher profit was primarily driven by the increase in gross margin with little increase in operating expenses. For the 2006 six-month period, income before interest and taxes increased $6.7 million or 20% to $40.3 million. An increase of $3.3 million in gross profit and a decline in operating expenses were the primary reasons for the growth in income.
North American Operations
Sales in the Company’s North American operations for the 2006 quarter were $115.8 million, up almost 12% from last year’s second-quarter sales of $103.7 million. For the six months, sales were $241.2 million, up $30.0 million or 14.2% from a year ago. Tonnage was down 3.6% for the quarter and 1.7% for the six-month period. Pricing and mix were up substantially, increasing 13.6% for the quarter and 14.2% for the six-month period. The translation effect of foreign currencies increased sales by 1.7% in both the quarter and six-month period.

North American gross profit increased $1.3 million for the quarter with margins of 11.3% compared with 11.4% reported last year. For the six-month period, gross profit increased $6.4 million with margins of 12.6% compared with 11.4% last year.
North American results for the 2006 second quarter declined from last year. There was a loss of $3.7 million in 2006 compared with a loss of $1.6 million in the year-ago period. The primary reasons for the decline were costs from stock-based compensation in connection with SFAS 123R, an increase in selling, general and administrative expenses, and foreign currency transaction losses, primarily from the strength of the Canadian dollar.
For the 2006 six-month period, there was a $2.7 million improvement in the results for North America, with a loss of $2.8 million in 2006 compared with a loss of $5.5 million in the first half of fiscal 2005. The $2.8 million loss in the first six months of fiscal 2006 included $2.4 million pertaining to stock-based compensation costs in connection with the implementation of SFAS 123R.
Effective Tax Rates
The effective tax rates of 54.9% for the fiscal 2006 second quarter and 48.6% for the six-month period were higher than the statutory rate of 35%, primarily due to costs relative to the extinguishment of debt and losses in the United States where no tax benefits have been recognized. Last year’s effective rate was lower than the statutory rate of 35%, primarily due to $4,370,000 of tax benefits from reserves no longer required due to a change in Mexican tax laws and the favorable settlement of a claim in Canada.
Expansion in China
A. Schulman recently commenced operation of a second line in its plant in China. This line, with a cost of $3.5 million, will provide the Company with the additional capability to manufacture engineered products for the automotive and other industries in the growing China market.
Update on Invision
The Company’s Invision project continues to progress according to expectations. “We are in the final stages of completing the initial production line, which is scheduled for start-up this summer,” Haines said. “We have recently identified a greenfield site in Northwest Ohio for our first full-scale production facility. Production at this facility is anticipated in 2008. We continue to see strong customer interest in this new technology and we remain excited about the potential in the years ahead.”
Business Overview and Outlook
“We have a strong level of orders in Europe and have recently noted improvement in economic conditions,” Haines said. “However, competitive pressures continue to hamper our ability to pass on cost increases in the form of higher prices. We continue to encounter price volatility in the worldwide plastic resins market and there is turmoil in the domestic automotive market.”
Despite the uncertainties in today’s market, the Company anticipates net income for the fiscal 2006 third quarter will show good improvement over last year’s third-quarter net income of $7.4 million.
Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2006 second-quarter earnings can be accessed at 2 p.m. Eastern time on Wednesday, April 5, 2006, on the Company’s website, www.aschulman.com. An archived replay of the call will be available on the website.

About A. Schulman Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 15 manufacturing facilities in North America, Europe and the Asia-Pacific region. Revenues for the fiscal year ended August 31, 2005, were approximately $1.43 billion. Additional information about A. Schulman can be found on the Web at www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
▪	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

▪	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

▪	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

▪	Changes in customer demand and requirements;

▪	Escalation in the cost of providing employee health care; and

▪	The outcome of any legal claims known or unknown.
The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.
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A. Schulman Inc. and Its Consolidated Subsidiaries
Financial Highlights

	Three Months Ended		Six Months Ended
	February 28, 2006	February 28, 2005	February 28, 2006	February 28, 2005
	(Unaudited)		(Unaudited)
Net Sales	$371,219,000	$350,042,000	$767,744,000	$713,184,000
Interest and Other Income	1,527,000	410,000	2,329,000	797,000

	372,746,000	350,452,000	770,073,000	713,981,000

Cost of Sales	320,645,000	302,761,000	657,134,000	612,267,000
Other Costs and Expenses	38,378,000	34,721,000	76,305,000	75,000,000
Loss on Extinguishment of Debt	4,986,000	—	4,986,000	—
Restructuring Expense — N. America	—	12,000	—	216,000

	364,009,000	337,494,000	738,425,000	687,483,000

Income Before Taxes	8,737,000	12,958,000	31,648,000	26,498,000
Provision for U.S. and Foreign Income Taxes	4,797,000	1,748,000	15,399,000	8,273,000

Net Income*	$3,940,000	$11,210,000	$16,249,000	$18,225,000

Weighted Average Number of Shares Outstanding:
Basic	31,108,853	30,656,464	30,926,425	30,598,142
Diluted	31,618,893	31,109,483	31,344,485	31,081,068

Earnings per Share:
Basic	$0.12	$0.36	$0.52	$0.59
Diluted	$0.12	$0.36	$0.52	$0.59

*	Net income includes the following non-recurring items:

	Income (Expense)
	Three Months Ended		Six Months Ended
	February 28, 2006	February 28, 2005	February 28, 2006	February 28, 2005
Costs pertaining to the extinguishment of debt	$(4,986)	$—	$(4,986)	$—
Tax charge for repatriation of $180 million from Europe	—	—	(3,070)	—
Reduction in the first-quarter tax charge — repatriation from Europe reduced to $142 million	827	—	827	—
Income from the cancellation by suppliers of certain distribution agreements in Europe, pre-tax of $840,000, less tax of $240,000	600	—	600	—
Reversal of tax reserves no longer required due to change in Mexican tax law and settlement of tax claim in Canada	—	4,370	—	4,370

	$(3,559)	$4,370	$(6,629)	$4,370
Per diluted share	$(0.12)	$0.14	$(0.21)	$0.14

Condensed Balance Sheet

	February 28, 2006	August 31, 2005
	(Unaudited)
Assets
Current Assets	$608,764,000	$577,967,000
Other Assets	26,698,000	25,084,000
Net Property, Plant and Equipment	179,019,000	181,311,000

	$814,481,000	$784,362,000

Liabilities and Stockholders’ Equity
Current Liabilities	$204,141,000	$172,255,000
Long-Term Debt	48,437,000	63,158,000
Deferred Credits and Other Long-Term Liabilities, Etc.	87,087,000	86,846,000
Stockholders’ Equity	474,816,000	462,103,000

	$814,481,000	$784,362,000

Supplemental Segment Information (Unaudited)

	North America	Europe	Other	Consolidated
Three months ended February 28, 2006:
Sales to unaffiliated customers	$115,750,000	$255,469,000	$—	$371,219,000

Gross profit	$13,119,000	$37,455,000	$—	$50,574,000

Income (loss) before interest, debt extinguishment and taxes	$(3,692,000)	$17,843,000	$—	$14,151,000
Interest expense, net	—	—	(428,000)	(428,000)
Loss on extinguishment of debt	—	—	(4,986,000)	(4,986,000)

Income (loss) before taxes	$(3,692,000)	$17,843,000	$(5,414,000)	$8,737,000

Three months ended February 28, 2005:
Sales to unaffiliated customers	$103,663,000	$246,379,000	$—	$350,042,000

Gross profit	$11,857,000	$35,424,000	$—	$47,281,000

Income (loss) before interest, restructuring and taxes	$(1,639,000)	$15,306,000	$—	$13,667,000
Interest expense, net	—	—	(697,000)	(697,000)
Restructuring expense — N. America	(12,000)	—	—	(12,000)

Income (loss) before taxes	$(1,651,000)	$15,306,000	$(697,000)	$12,958,000

Six months ended February 28, 2006:
Sales to unaffiliated customers	$241,176,000	$526,568,000	$—	$767,744,000

Gross profit	$30,348,000	$80,262,000	$—	$110,610,000

Income (loss) before interest, debt extinguishment and taxes	$(2,825,000)	$40,330,000	$—	$37,505,000
Interest expense, net	—	—	(871,000)	(871,000)
Loss on extinguishment of debt	—	—	(4,986,000)	(4,986,000)

Income (loss) before taxes	$(2,825,000)	$40,330,000	$(5,857,000)	$31,648,000

Six months ended February 28, 2005:
Sales to unaffiliated customers	$211,206,000	$501,978,000	$—	$713,184,000

Gross profit	$23,977,000	$76,940,000	$—	$100,917,000

Income (loss) before interest, restructuring and taxes	$(5,537,000)	$33,608,000	$—	$28,071,000
Interest expense, net	—	—	(1,357,000)	(1,357,000)
Restructuring expense — N. America	(216,000)	—	—	(216,000)

Income (loss) before taxes	$(5,753,000)	$33,608,000	$(1,357,000)	$26,498,000